STAM1-787371-1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                                  Commission File No.: 000-51007
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check  One):  [X]  Form  10-K      Form  20-F      Form  11-K      Form  10-Q
Form  N-SAR

     For  Period  Ended:     DECEMBER  31,  2004
                             -------------------

     [     ]     Transition  Report  on  Form  10-K
     [     ]     Transition  Report  on  Form  20-F
     [     ]     Transition  Report  on  Form  11-K
     [     ]     Transition  Report  on  Form  10-Q
     [     ]     Transition  Report  on  Form  N-SAR
     For  the  Transition  Period  Ended:

  Read Instruction (on back page) Before Preparing Form.  Please Print or Type
     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
  Read Instruction (on back page) Before Preparing Form.  Please Print or Type
     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART  I  -  REGISTRANT  INFORMATION
Full  Name  of  Registrant

ORBIT  INTERNATIONAL  CORP.
---------------------------
Former  Name  if  Applicable

N/A

Address  of  Principal  Executive  Office  (Street  and  Number)

80  CABOT  COURT
----------------------------
City,  State  and  Zip  Code

HAUPPAUGE,  NEW  YORK  11788
----------------------------

PART  II  -  RULES  12B-25(B)  AND  (C)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]  (a)     The reasons described in reasonable detail in Part III of this form could  not  be  eliminated  without  unreasonable  effort  or  expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III  -  NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     THE REGISTRANT WAS DELAYED IN FILING ITS ANNUAL REPORT ON FORM 10-KSB BECAUSE OF ITS INVOLVEMENT IN THE CLOSING OF AN ACQUISITION.

PART  IV  -  OTHER  INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

DAVID  GOLDMAN               (631)     435-8300
(Name)                   (Area  Code) (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify  report(s).      Yes [X]    No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                          Yes     No[X]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            ORBIT INTERNATIONAL CORP.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     April  1,  2005     By:      /s/  David  Goldman
         ---------------              -------------------
         David  Goldman,  Controller

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
                                    ATTENTION
                                    ATTENTION
    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).